Exhibit 10.18
AMENDMENT TO DECORATIVE ROCK LEASE AGREEMENT
     This amendment to the decorative rock lease agreement is made and entered into as of the 30th day of April, 2007, by and between the Lewis Family Trust (the “Lessor”), and Ready Mix, Inc., a Nevada Corporation (the “Lessee”).
     Except as noted below, the original Decorative Rock Lease Agreement entered into on the 1st day of April, 2001, shall remain unchanged.
ARTICLE 1.2 Term of Lease. The term of this lease shall be for one year, commencing on May 1, 2007 (the “Effective Date”), and terminating on April 30, 2008, subject to the option to extend set forth in Section 11.1, and also subject to earlier termination, as set forth in Section 1.3 and Section 12.2.
ARTICLE 3.1 Amount of Royalties. Lessee shall pay to Lessor a royalty, as provided in this Section, for all pink, red and gold landscape rock and fines (“material”) removed from the Premises. The amount of material removed shall be determined from the weight of the material loaded into trucks leaving the Premises. All material so removed shall be weighed over scales provided and operated by Lessee. During the year May 1, 2007, to April 30, 2008, the royalties shall be $5.00 per ton for the landscape rock and $3.00 per ton for the landscape fines, and during each subsequent year the royalties shall be increased by an amount to be determined by the sand and gravel index published by the US Department of Commerce. The term “year”, as used herein means a period of twelve months commencing with the Effective Date of this Lease and each twelve-month period commencing on the anniversary of the Effective Date.
IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease Amendment as of the day and year first above written.

LESSOR:	THE LEWIS FAMILY TRUST

BY:
Patricia Lewis, Trustee

LESSEE:	READY MIX, INC., a Nevada Corporation

BY:
Robert Morris, President